Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces Second Quarter 2016 Results

DALLAS, Texas - July 21, 2016 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the three and six months ended June 30, 2016, including the following significant highlights:

•	Quarterly revenues and net income of $1.2 billion and $94.6 million, respectively

•	Quarterly earnings per common diluted share of $0.62 per share

•	Receipt of $940 million order for the manufacture of wind towers expected to deliver during a three-year period beginning in 2017

•	Anticipated full year 2016 earnings of between $2.00 and $2.30 per common diluted share

Consolidated Results
Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $94.6 million, or $0.62 per common diluted share, for the second quarter ended June 30, 2016. Net income for the same quarter of 2015 was $212.0 million, or $1.33 per common diluted share. Revenues for the second quarter of 2016 totaled $1.18 billion compared to revenues of $1.68 billion for the same quarter of 2015.
"Trinity’s consolidated second quarter financial results are in line with our expectations and continue to reflect the Company’s ability to make orderly transitions when market conditions shift," said Timothy R. Wallace, Trinity's Chairman, CEO, and President. "The current level of uncertainty in the industrial economy is continuing to impact the pace of new order volumes in some of our businesses.  We remain highly focused on repositioning, streamlining, and aligning our manufacturing operations with current demand levels."
Mr. Wallace added, "I am pleased with the $940 million wind tower order we received during the second quarter, which brings our backlog in this business to over $1.1 billion. The level of demand for our wind towers is favorable, and our backlog now extends through 2019, partially offsetting some of the uncertainty in other areas of our business."
Business Group Results
In the second quarter of 2016, the Rail Group reported revenues of $693.2 million compared to revenues of $1,110.3 million in the second quarter of 2015. Operating profit for the Rail Group was $88.8 million in the second quarter of 2016 compared to operating profit of $227.7 million in the second quarter of 2015. The decrease in revenues and profit was primarily due to lower railcar deliveries and changes in product mix. The Rail Group shipped 6,065 railcars and received orders for 2,910 railcars during the second quarter. The Rail Group had a backlog of $4.29 billion as of June 30, 2016, representing 40,205 railcars, compared to a backlog of $4.72 billion as of March 31, 2016, representing 43,360 railcars. At the end of the second quarter, the Rail Group's orders extended into 2020. The order and backlog figures for the second quarter of 2016 reflect a cancellation of 50 railcars resulting from a customer bankruptcy.
The Railcar Leasing and Management Services Group reported total revenues of $296.6 million in the second quarter of 2016 compared to total revenues of $238.1 million in the same quarter of 2015. Included in the total revenues for the Group were leasing and management operating revenues of $178.5 million, which were substantially unchanged from the second quarter of 2015, as well as revenues of $118.1 million from sales of railcars from the lease fleet owned for one year or less compared to $59.9 million in the second quarter of 2015. Total proceeds from the sale of leased railcars from the lease fleet, including the sale of railcars owned for more than one year that are not included in revenue, were $149.1 million for the second quarter compared with $148.8 million in the second quarter of 2015. Operating profit for this Group was $117.7 million in the second quarter of 2016 compared to operating profit of $137.7 million in the second quarter of 2015. The decrease in operating profit was primarily due to higher maintenance expense for the lease fleet and lower profit from the sales of leased railcars. Supplemental information for the Leasing Group is provided in the accompanying tables.
The Inland Barge Group reported revenues of $118.3 million for the second quarter of 2016 compared to revenues of $187.8 million in the second quarter of 2015. Operating profit for this Group was $14.3 million in the second quarter of 2016 compared to $40.7 million in the second quarter of 2015. The decrease in revenues and operating profit compared to the same quarter last year was primarily due to lower tank barge deliveries. As of June 30, 2016, the Inland Barge Group had a backlog of $251.0 million compared to a backlog of $318.7 million as of March 31, 2016.
The Energy Equipment Group reported revenues of $240.6 million in the second quarter of 2016 compared to revenues of $281.9 million in the same quarter of 2015. The decrease in revenues compared to the same quarter last year was due to lower delivery volumes in the utility structures business and other product lines partially offset by higher delivery volumes in the wind towers business. Operating profit for the second quarter of 2016 was $34.9 million compared to $36.3 million in the same quarter last year primarily due to lower profit from our utility structures and other businesses partially offset by higher profit in our wind towers business. With the previously announced wind tower order of $940 million, the backlog for wind towers as of June 30, 2016 was $1.1 billion compared to a backlog of $263.4 million as of March 31, 2016.
The Construction Products Group reported revenues of $145.8 million in the second quarter of 2016 compared to revenues of $151.3 million in the second quarter of 2015. Operating profit for the second quarter of 2016 was $21.5 million compared to operating profit of $21.3 million in the second quarter of 2015. Revenues decreased compared to the same quarter last year primarily as a result of the sale of the assets of the Group's galvanizing business in June 2015. Operating profit for the Group was substantially unchanged in the second quarter of 2016 as improved manufacturing efficiencies in our Highway Products business were primarily offset by the $7.8 million gain from the sale of assets of the Group's galvanizing business reported in the second quarter of 2015.
Cash and Liquidity
At June 30, 2016, the Company had cash, cash equivalents, and short-term marketable securities of $814.0 million. When combined with capacity under committed credit facilities, the Company had approximately $2.1 billion of available liquidity at the end of the second quarter.
Share Repurchase
There were no shares repurchased during the second quarter of 2016 under the Company's current share repurchase authorization. Year to date, the Company repurchased 2,070,600 shares of common stock at a cost of $34.7 million leaving $215.4 million remaining under its current authorization through December 31, 2017.
Earnings Guidance for 2016
For the full year of 2016, the Company anticipates earnings per common diluted share of between $2.00 and $2.30, unchanged from its previous guidance. Actual results in 2016 may differ from present expectations and could be impacted by a number of factors including, among others, fluctuations in prices of commodities that our customers produce and transport; expenses related to current and potential litigation; the operating leverage and efficiencies that can be achieved by the Company's manufacturing businesses; the costs associated with aligning manufacturing production capacity with demand; the level of sales and profitability of manufacturing railcars; the level of profitability associated with the sales of leased railcars; the dilutive impact of the convertible notes related to changes in the Company's stock price; and the impact of weather conditions on our operations and delivery schedules.
Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on July 22, 2016 to discuss its second quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net and select the Conference Calls menu link. An audio replay may be accessed through the Company’s website or by dialing (402) 220-0682 until 11:59 p.m. Eastern on July 29, 2016.
Company Description
Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns market-leading businesses providing products and services to the energy, transportation, chemical, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year.

Investor Contact:
Jessica Greiner
Vice President, Investor Relations
Trinity Corporate Services, LLC
214/631-4420

Media Contact:
Jack Todd
Vice President, Public Affairs
Trinity Industries, Inc.
214/589-8909

- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2016	2015
Revenues	$1,184.9	$1,676.8
Operating costs:
Cost of revenues	897.7	1,219.6
Selling, engineering, and administrative expenses	106.7	114.4
Losses (gains) on dispositions of property:
Net gains on lease fleet sales	(11.4)	(30.1)
Other	0.3	(10.0)
	993.3	1,293.9
Operating profit	191.6	382.9
Interest expense, net	44.3	50.1
Other, net	(4.9)	(0.7)
Income before income taxes	152.2	333.5
Provision for income taxes	53.4	112.7
Net income	98.8	220.8
Net income attributable to noncontrolling interest	4.2	8.8
Net income attributable to Trinity Industries, Inc.	$94.6	$212.0

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$0.62	$1.36
Diluted	$0.62	$1.33
Weighted average number of shares outstanding:
Basic	147.8	150.7
Diluted	147.8	154.2

Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Six Months Ended June 30,
	2016	2015
Revenues	$2,372.8	$3,303.5
Operating costs:
Cost of revenues	1,787.6	2,430.7
Selling, engineering, and administrative expenses	203.2	212.7
Losses (gains) on dispositions of property:
Net gains on lease fleet sales	(13.5)	(45.0)
Other	0.5	(10.9)
	1,977.8	2,587.5
Operating profit	395.0	716.0
Interest expense, net	88.9	101.1
Other, net	(5.6)	(3.0)
Income before income taxes	311.7	617.9
Provision for income taxes	110.8	208.1
Net income	200.9	409.8
Net income attributable to noncontrolling interest	9.1	17.6
Net income attributable to Trinity Industries, Inc.	$191.8	$392.2

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$1.25	$2.52
Diluted	$1.25	$2.46
Weighted average number of shares outstanding:
Basic	148.7	151.0
Diluted	148.7	154.3

Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended June 30,
Revenues:	2016	2015
Rail Group	$693.2	$1,110.3
Construction Products Group	145.8	151.3
Inland Barge Group	118.3	187.8
Energy Equipment Group	240.6	281.9
Railcar Leasing and Management Services Group	296.6	238.1
All Other	19.7	26.8
Segment Totals before Eliminations	1,514.2	1,996.2
Eliminations - lease subsidiary	(252.1)	(215.5)
Eliminations - other	(77.2)	(103.9)
Consolidated Total	$1,184.9	$1,676.8

	Three Months Ended June 30,
Operating profit (loss):	2016	2015
Rail Group	$88.8	$227.7
Construction Products Group	21.5	21.3
Inland Barge Group	14.3	40.7
Energy Equipment Group	34.9	36.3
Railcar Leasing and Management Services Group	117.7	137.7
All Other	(5.2)	(0.1)
Segment Totals before Eliminations and Corporate Expenses	272.0	463.6
Corporate	(34.7)	(32.3)
Eliminations - lease subsidiary	(45.9)	(49.9)
Eliminations - other	0.2	1.5
Consolidated Total	$191.6	$382.9

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Six Months Ended June 30,
Revenues:	2016	2015
Rail Group	$1,540.1	$2,254.8
Construction Products Group	270.7	264.1
Inland Barge Group	229.1	340.9
Energy Equipment Group	514.0	582.0
Railcar Leasing and Management Services Group	475.1	482.9
All Other	41.6	54.9
Segment Totals before Eliminations	3,070.6	3,979.6
Eliminations - lease subsidiary	(535.4)	(474.5)
Eliminations - other	(162.4)	(201.6)
Consolidated Total	$2,372.8	$3,303.5

	Six Months Ended June 30,
Operating profit (loss):	2016	2015
Rail Group	$246.0	$440.4
Construction Products Group	37.4	29.6
Inland Barge Group	26.9	68.2
Energy Equipment Group	72.3	73.5
Railcar Leasing and Management Services Group	191.9	260.5
All Other	(10.3)	(1.6)
Segment Totals before Eliminations and Corporate Expenses	564.2	870.6
Corporate	(59.4)	(59.0)
Eliminations - lease subsidiary	(111.4)	(98.2)
Eliminations - other	1.6	2.6
Consolidated Total	$395.0	$716.0

Trinity Industries, Inc.
Leasing Group
Condensed Results of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	($ in millions)
Revenues:
Leasing and management	$178.5	$178.2	$349.0	$344.3
Sales of railcars owned one year or less at the time of sale(1)	118.1	59.9	126.1	138.6
Total revenues	$296.6	$238.1	$475.1	$482.9
Operating profit:
Leasing and management	$74.5	$90.6	$144.3	$172.9
Railcar sales(1):
Railcars owned one year or less at the time of sale	31.8	17.0	34.1	42.6
Railcars owned more than one year at the time of sale	11.4	30.1	13.5	45.0
Total operating profit	$117.7	$137.7	$191.9	$260.5
Operating profit margin:
Leasing and management	41.7%	50.8%	41.3%	50.2%
Railcar sales	*	*	*	*
Total operating profit margin	39.7%	57.8%	40.4%	53.9%
Selected expense information(2):
Depreciation	$38.7	$35.8	$76.1	$69.9
Maintenance	$31.8	$21.4	$63.4	$41.3
Rent	$9.9	$9.6	$19.4	$21.4
Interest	$31.4	$36.4	$63.2	$74.3

	June 30, 2016	December 31, 2015
Leasing portfolio information:
Portfolio size (number of railcars)	80,360	76,765
Portfolio utilization	96.4%	97.7%

	Six Months Ended June 30,
	2016	2015
	(in millions)
Proceeds from sales of leased railcars:
Leasing Group:
Railcars owned one year or less at the time of sale	$126.1	$138.6
Railcars owned more than one year at the time of sale	37.7	167.4
Rail Group	8.1	111.7
	$171.9	$417.7
* Not meaningful
(1) The Company recognizes sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less as revenue. Sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year are recognized as a net gain or loss from the disposal of a long-term asset.
(2)Depreciation, maintenance, and rent expense are components of operating profit. Amortization of deferred profit on railcars sold from the Rail Group to the Leasing Group is included in the operating profit of the Leasing Group resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30, 2016	December 31, 2015
Cash and cash equivalents	$614.0	$786.0
Short-term marketable securities	200.0	84.9
Receivables, net of allowance	439.3	369.9
Income tax receivable	68.9	94.9
Inventories	882.6	943.1
Restricted cash	183.3	195.8
Net property, plant, and equipment	5,606.6	5,348.0
Goodwill	754.8	753.8
Other assets	285.9	309.5
	$9,035.4	$8,885.9

Accounts payable	$221.2	$216.8
Accrued liabilities	459.3	529.6
Debt, net of unamortized discount of $35.8 and $44.2	3,129.6	3,195.4
Deferred income	25.0	27.1
Deferred income taxes	902.8	752.2
Other liabilities	120.2	116.1
Stockholders' equity:
Trinity Industries, Inc.	3,783.1	3,653.9
Noncontrolling interest	394.2	394.8
	4,177.3	4,048.7
	$9,035.4	$8,885.9

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30, 2016	December 31, 2015
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,911.0	$1,861.5
Accumulated depreciation	(942.3)	(905.4)
	968.7	956.1
Leasing:
Wholly-owned subsidiaries:
Machinery and other	10.7	10.7
Equipment on lease	4,162.3	3,763.5
Accumulated depreciation	(697.7)	(647.9)
	3,475.3	3,126.3
Partially-owned subsidiaries:
Equipment on lease	2,308.5	2,307.7
Accumulated depreciation	(400.4)	(369.1)
	1,908.1	1,938.6

Net deferred profit on railcars sold to the Leasing Group	(745.5)	(673.0)
	$5,606.6	$5,348.0

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30, 2016	December 31, 2015
Debt
Corporate - Recourse:
Revolving credit facility	$—	$—
Senior notes due 2024, net of unamortized discount of $0.4 and $0.4	399.6	399.6
Convertible subordinated notes, net of unamortized discount of $35.4 and $43.8	414.0	405.6
Other	0.5	0.5
	814.1	805.7
Less: unamortized debt issuance costs	(4.2)	(4.7)
	809.9	801.0
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations, net of unamortized debt issuance costs of $0.1 and $0.1	34.0	35.7
	34.0	35.7
Non-recourse:
Secured railcar equipment notes	665.1	679.5
Warehouse facility	240.5	264.3
	905.6	943.8
Less: unamortized debt issuance costs	(13.2)	(15.1)
	892.4	928.7
Partially-owned subsidiaries - Non-recourse:
Secured railcar equipment notes	1,409.2	1,446.9
Less: unamortized debt issuance costs	(15.9)	(16.9)
	1,393.3	1,430.0
	$3,129.6	$3,195.4

Trinity Industries, Inc.
Additional Balance Sheet Information
($ in millions)
(unaudited)

	June 30, 2016	December 31, 2015
Leasing Debt Summary
Total Recourse Debt	$34.0	$35.7
Total Non-Recourse Debt	2,285.7	2,358.7
	$2,319.7	$2,394.4
Total Leasing Debt
Wholly-owned subsidiaries	$926.4	$964.4
Partially-owned subsidiaries	1,393.3	1,430.0
	$2,319.7	$2,394.4
Equipment on Lease(1)
Wholly-owned subsidiaries	$3,475.3	$3,126.3
Partially-owned subsidiaries	1,908.1	1,938.6
	$5,383.4	$5,064.9
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	26.7%	30.8%
Partially-owned subsidiaries	73.0%	73.8%
Combined	43.1%	47.3%

(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Cash Flow Statements
(in millions)
(unaudited)

	Six Months Ended June 30,
	2016	2015
Operating activities:
Net income	$200.9	$409.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	139.9	130.4
Net gains on railcar lease fleet sales owned more than one year at the time of sale	(13.5)	(45.0)
Other	161.2	19.3
Changes in assets and liabilities:
(Increase) decrease in receivables	(43.4)	(128.8)
(Increase) decrease in inventories	60.5	81.7
Increase (decrease) in accounts payable and accrued liabilities	(43.4)	(172.7)
Other	24.2	(12.7)
Net cash provided by operating activities	486.4	282.0
Investing activities:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	37.7	167.4
Proceeds from dispositions of property	4.1	4.8
Capital expenditures - leasing, net of sold lease fleet railcars owned one year or less with a net cost of $92.0 and $96.0	(346.0)	(419.4)
Capital expenditures - manufacturing and other	(79.8)	(100.7)
(Increase) decrease in short-term marketable securities	(115.1)	75.0
Acquisitions	—	(46.2)
Divestitures	—	51.3
Other	2.3	5.2
Net cash required by investing activities	(496.8)	(262.6)
Financing activities:
Payments to retire debt	(77.6)	(471.0)
Proceeds from issuance of debt	—	242.4
Shares repurchased	(34.7)	(75.0)
Dividends paid to common shareholders	(33.4)	(31.1)
Purchase of shares to satisfy employee tax on vested stock	(16.1)	(27.2)
Distributions to noncontrolling interest	(10.9)	(19.9)
Decrease in restricted cash	12.5	46.8
Other	(1.4)	11.5
Net cash required by financing activities	(161.6)	(323.5)
Net decrease in cash and cash equivalents	(172.0)	(304.1)
Cash and cash equivalents at beginning of period	786.0	887.9
Cash and cash equivalents at end of period	$614.0	$583.8

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period.

	Three Months Ended June 30, 2016			Three Months Ended June 30, 2015
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$94.6			$212.0
Unvested restricted share participation	(2.9)			(6.5)
Net income attributable to Trinity Industries, Inc. - basic	91.7	147.8	$0.62	205.5	150.7	$1.36
Effect of dilutive securities:
Convertible subordinated notes	—	—		0.1	3.5
Net income attributable to Trinity Industries, Inc. - diluted	$91.7	147.8	$0.62	$205.6	154.2	$1.33

	Six Months Ended June 30, 2016			Six Months Ended June 30, 2015
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$191.8			$392.2
Unvested restricted share participation	(5.7)			(12.2)
Net income attributable to Trinity Industries, Inc. - basic	186.1	148.7	$1.25	380.0	151.0	$2.52
Effect of dilutive securities:
Convertible subordinated notes	—	—		0.2	3.3
Net income attributable to Trinity Industries, Inc. - diluted	$186.1	148.7	$1.25	$380.2	154.3	$2.46

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical consolidated statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended June 30,
	2016	2015
Net income	$98.8	$220.8
Add:
Interest expense	45.6	50.6
Provision for income taxes	53.4	112.7
Depreciation and amortization expense	70.5	66.4
Earnings before interest expense, income taxes, and depreciation and amortization expense	$268.3	$450.5

	Six Months Ended June 30,
	2016	2015
Net income	$200.9	$409.8
Add:
Interest expense	91.4	102.1
Provision for income taxes	110.8	208.1
Depreciation and amortization expense	139.9	130.4
Earnings before interest expense, income taxes, and depreciation and amortization expense	$543.0	$850.4

- END -